Exhibit 10.2

LEASE OF SPACE
OFFICE/WAREHOUSE

SUMMARY OF BASIC LEASE TERMS

1.
Tenant: NEW AGE BEVERAGES CORPORATION, a Washington corporation

2.
Premises:

(a)
Building: approximately 155,775 rentable square feet

(b)
Land: approximately 9.3 acres

(c)
Physical Address: 18245 East 40th Avenue, Aurora, Colorado 80011

3.
Initial Lease Term:

(a)
Period: 122 months

(b)
Commencement Date: March 21, 2019

4.
Basic Rent:

Months	Amount PSF	Annually	Monthly
3/21/2019-2/29/2020	$4.50	$700,987.50	$58,415.63*
3/1/2020-2/28/2021	$4.64	$722,796.00	$60,233.00
3/1/2021-2/28/2022	$4.78	$744,604.50	$62,050.38*
3/1/2022-2/28/2023	$4.92	$766,413.00	$63,867.75
3/1/2023-2/29/2024	$5.07	$789,779.25	$65,814.94
3/1/2024-2/28/2025	$5.22	$813,145.50	$67,762.13
3/1/2025-2/28/2026	$5.38	$838,069.50	$69,839.13
3/1/2026-2/28/2027	$5.54	$862,993.50	$71,916.13
3/1/2027-2/29/2028	$5.71	$889,475.25	$74,122.94
3/1/2028-2/28/2029	$5.88	$915,957.00	$76,329.75
3/1/2029-4/30/2029	$6.06	$943,996.50	$78,666.38
*To be prorated for a partial month
For avoidance of doubt, concurrent with Tenant's execution and delivery of this Lease, Tenant shall pay Landlord the following amounts:

(a)
$21,419.06 as prorated monthly Basic Rent allocable to March 2019;

(b)
$10,281.15 as prorated monthly Additional Rent allocable to March 2019.

(c)
$58,415.63 as the amount of the Security Deposit.

5.
Additional Rent:

(a)
Initial Monthly Deposit for Taxes and Landlord's Insurance: $28,039.50

(b)
All cost and expenses incurred by Tenant to maintain and repair the Premises, to the extent the Lease requires Tenant to make such payment.

6.
Initial full Monthly Payment Due (for April 2019 Basic Rent and Additional Rent): $86,455.13

7.
Security Deposit Amount: $58,415.63, payable upon Tenant's execution and delivery of this Lease to Landlord

8.
Address for Notices to Landlord: 45 South Clermont Street, Denver, Colorado 80246

9.
Address for Payments to Landlord:

Account Name: 40th Street Partners LLC

Bank Name and Account Number: Collegiate Peaks Bank, 105 Centennial Plaza, Buena Vista, Colorado 81211; ABA Routing No. 102105997; Account No. 410020482

10.
Address for Notices to Tenant:

New Age Beverages Corporation, 2420 17th Street, Denver, Colorado 80202

11.
Address for Billings to Tenant:

New Age Beverages Corporation, 2420 17th Street, Denver, Colorado 80202

12.
Permitted Use: Storage, distribution and sales of food and beverages and other consumer goods, all subject to and in compliance with applicable laws, as well as related general office purposes.

13.
Brokers:

(a)
Landlord is represented by Unique Properties, Inc., which is acting as Landlord's Broker

(b)
Tenant is represented by Newmark Knight Frank, which is acting as Tenant's Broker

16.
Renewal Option: Tenant will have the option (the "Renewal Option") to renew and extend the Term of the Lease for one additional term of five (5) years (the "Renewal Term") to commence at the conclusion of the Lease Term as provided in the Addendum.

LEASE OF SPACE
(Office/Warehouse)

This Lease ("Lease") is made effective the 31st day of January, 2019, between 40TH STREET PARTNERS, LLC, a Colorado limited liability company ("Landlord"), and NEW AGE BEVERAGES CORPORATION, a Washington corporation ("Tenant").

I.
GENERAL.

1.1           Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements of Tenant herein contained.

1.2           Exhibits and Attachments. The Summary of Basic Lease Terms ("Summary"), Attachments, Exhibits and Addenda listed below shall be attached to this Lease and be deemed incorporated in this Lease by this reference. In the event of any inconsistency between such Summary, Attachments, Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Summary, Attachments, Exhibits and Addenda shall control. The Summary, Attachments, Exhibits and Addenda to this Lease are:

Summary of Basic Lease Terms
Addendum
Exhibit A — Legal Description of Land
Exhibit B —Premises
Exhibit C — Work Letter

II.
DEFINITIONS; DEMISE OF PREMISES.

2.1           Demise. Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Premises as hereinafter defined, for the Lease Term as hereinafter defined, subject to existing covenants, conditions, restrictions, easements and encumbrances affecting the same.

2.2           Premises. The "Premises" shall mean the space to be occupied by Tenant as depicted in Exhibit B attached hereto. The depiction of the Premises on Exhibit B contains approximately the number of square feet of rentable floor area ("Floor Area") set forth in the Summary, which depiction is herein referred to as the "Space Plan." The Premises include the Building which is located on the Land, as such terms are hereinafter defined.

2.3           Area and Address. The Building on the Premises contains approximately the Floor Area set forth in the Summary. The address of the Premises is the address set forth in the Summary.

2.4           Land. "Land" shall mean the parcel of real property more particularly described as the Land in Exhibit A attached hereto.

2.5           Building. "Building" shall mean the building or buildings, which is constructed on the Land and contains approximately the Floor Area set forth on the Summary. If there is more than one building constructed on the Land, the term "Building" shall mean collectively all buildings constructed upon the Land.

2.6           Improvements. "Improvements" shall mean the Building, the Parking Area as hereinafter defined, and all other fixtures and improvements on the Land, including landscaping thereon.

2.7           Property. "Property" shall mean the Land, the Building and the Improvements and any fixtures and personal property used in operation and maintenance of the Land, Building and Improvements other than fixtures and personal property of Tenant and other users of space in the Building.

2.8           Parking Area. "Parking Area" shall mean that portion of the Property which is paved and otherwise improved for the parking of motor vehicles.

2.9           Covenant of Quiet Enjoyment. Landlord covenants and agrees that, provided a Default by Tenant has not occurred, and provided that Tenant keeps, observes and performs its covenants and agreements contained in this Lease, Tenant shall have quiet possession of the Premises and such possession shall not be disturbed or interfered with by Landlord. Landlord shall under no circumstances be held responsible for restriction or disruption of use, enjoyment or access to the Property from public streets caused by construction work or other actions taken by governmental authorities or other tenants (their employees, agents, visitors, contractors or invitees), or any entry or work by Landlord in the Premises authorized under this Lease, or any other cause not entirely within Landlord's reasonable control, and such circumstances shall not constitute a constructive eviction of Tenant nor give rise to any right of Tenant against Landlord.

2.10           Condition of Demised Premises. Tenant covenants and agrees that, upon taking possession of the Premises, Tenant shall be deemed to have accepted the Premises "as is" and Tenant shall be deemed to have waived any warranty of condition or habitability, suitability for occupancy, use or habitation, fitness for a particular purpose or merchantability, express or implied, relating to the Premises. Tenant's acceptance of the Premises shall constitute its acknowledgment that the Premises was in good condition, order and repair at the time of such acceptance including, without limitation, all doors, loading dock doors, dock levelers, related dock systems and areas, and all other mechanical and electrical systems. Notwithstanding the foregoing, if Tenant shall notify Landlord of any failures in the operation of the electrical, plumbing, lighting, overhead doors or HVAC systems within ten (10) days after the date Landlord tenders possession of the Premises to Tenant (the "Delivery Date"), and such failures were not due to the negligence or willful misconduct of Tenant, then Landlord shall repair (or replace if necessary) such inoperable systems.

III.
LEASE TERM.

3.1           Lease Term. "Initial Lease Term" shall mean the period of time specified in the Summary commencing at noon on the commencement date specified in the Summary ("Commencement Date") and expiring at noon on the last day of the calendar month falling on or after the time period described in the Summary (the Initial Lease Term together with any extensions thereof is herein referred to as the "Lease Term"). If for any reason Landlord has been unable to deliver possession of the Premises to Tenant on or before the Commencement Date of the Lease Term, then the Lease Term and all other applicable deadlines shall be delayed in their entirety until Landlord has delivered possession of the Premises to Tenant, which shall be the sole and exclusive remedy of Tenant for any such delay and in lieu of any damages or awards. In no event shall Landlord be liable to Tenant for any loss or damage and in no event shall this Lease be void or voidable as a result of any such delay.

3.2           Tenant Entry. Landlord agrees to permit Tenant access to the Premises prior to the Commencement Date of the Lease Term for the sole purpose of racking set up, data cabling and equipment set up ("Early Access"). Such Early Access shall be subject to all terms and conditions of this Lease, except that Tenant shall not be obligated to pay Basic Rent until the Commencement Date of this Lease Term but Tenant shall be obligated to pay Taxes, Landlord's Insurance, all costs of utilities and all such Additional Rent due and payable hereunder.

IV.
BASIC RENT AND ADDITIONAL RENT.

4.1           Basic Rent. Tenant covenants and agrees to pay to Landlord, without offset, reduction, deduction, counterclaim or abatement, basic rent for the Lease Term in the amount specified as basic rent in the Summary ("Basic Rent"). The term "Year 1" and subsequent Years as described in the Summary shall mean: (a) as to Year 1, the period of time beginning on the Commencement Date of the Lease Term and ending upon the last day of the calendar month falling on or after the first anniversary of the Lease Term; and (b) for subsequent Years, the corresponding period of time commencing upon the expiration of the previous Year and ending one (1) year thereafter.

4.2           Monthly Payments. Basic Rent shall be payable monthly in advance, without notice, in equal installments in the amount of monthly rent specified in the Summary. The first such monthly installment shall be due and payable upon execution hereof and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date recited in the Summary during the Lease Term, except that the rental payment for any fractional calendar month at the commencement or end of the Lease Term shall be prorated based on a thirty (30) day month.

4.3           Place of Payments. Basic Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the place for payments specified in the Summary, or such other place as Landlord may, from time to time, designate in writing. All payments made to Landlord by Tenant by check or draft shall be payable to the name set forth in the Summary, until such time as Landlord may notify Tenant otherwise. Unless otherwise directed by Landlord, Tenant shall pay all Basic Rent, Taxes (as defined in Section 5.1) and Landlord's Insurance (as defined in Section 4.7) by electronic payment as directed in the Summary of Basic Lease Provisions, using the automated clearinghouse payment system ("ACH").

4.4           Net Lease. It is the intent of the parties that the Basic Rent provided in this Lease shall be a net payment to Landlord; that this Lease shall continue for the full Lease Term notwithstanding any occurrence preventing or restricting use and occupancy of the Premises, including any damage or destruction affecting the Premises, and any action by governmental authority relating to or affecting the Premises, except as otherwise specifically provided in this Lease; that the Basic Rent and Additional Rent shall be absolutely payable without offset, reduction, deduction, counterclaim, or abatement for any cause except as otherwise specifically provided in this Lease or allowed by statute or law; that Landlord shall not bear any costs or expenses relating to the Premises or provide any services or do any act in connection with the Premises except as otherwise specifically provided in this Lease; and that Tenant shall pay, in addition to Basic Rent, Additional Rent to cover costs and expenses relating to the Premises and the Property, all as hereinafter provided.

4.5           Additional Rent. Tenant covenants and agrees to pay, as additional rent under this Lease ("Additional Rent"), without offset, reduction, deduction, counterclaim or abatement, all costs and expenses relating to the use, operation, maintenance and repair of the Premises by Tenant, Taxes and Landlord's Insurance; and all other costs and expenses which Tenant is obligated to pay to Landlord or any other person or entity as specifically provided in this Lease, whether or not stated or characterized as Additional Rent.

4.6           Monthly Deposits. Tenant shall pay to Landlord, as a monthly deposit ("Monthly Deposit"), in advance, without notice, on each day that payment of Basic Rent is due, an amount equal to 1/12th of Landlord's estimate of Taxes, Property Insurance and Liability Insurance (such Property Insurance and Liability Insurance are collectively referred to herein as "Landlord's Insurance"). Landlord shall be entitled to adjust the amount of the Monthly Deposit from time to time if Landlord anticipates any increase or decrease in Taxes or Landlord's Insurance, including the right to make annual adjustment thereof each calendar year; provided, however, Landlord shall be entitled to make such adjustments to the amount of the Monthly Deposit no more than 1 time in any calendar year during the Lease Term.

4.7           Security Deposit. Upon execution of this Lease by Tenant, Tenant shall deposit with Landlord the amount specified as a security deposit in the Summary ("Security Deposit"). The Security Deposit shall be retained by Landlord and may be applied by Landlord, to the extent necessary, to pay and cover any loss, cost, damage or expense, including attorneys' fees sustained by Landlord by reason of the failure of Tenant to comply with any provision, covenant or agreement of Tenant contained in this Lease. To the extent not necessary to cover such loss, cost, damage or expense, the Security Deposit, without any interest thereon, shall be returned to Tenant within sixty (60) days after the expiration of the Lease Term or as may be otherwise provided by law; provided, however, Landlord may withhold a portion of the Security Deposit as may be reasonably required, in Landlord's determination, to be paid by Tenant following completion of the annual adjustment provided in Section 4.09 below. The Security Deposit shall not be considered as an advance payment of rent or as a measure of the loss, cost, damage or expense which is or may be sustained by Landlord. If all or any portion of the Security Deposit is applied by Landlord to pay any such loss, cost damage or expense, Tenant shall, from time to time, promptly upon demand, deposit with Landlord such amounts as may be necessary to replenish the Security Deposit to its original amount.

4.8           General Provisions as to Monthly Deposits and Security Deposit. Landlord may commingle the Security Deposit or Monthly Deposits with Landlord's own funds and use such funds as Landlord determines. In no event shall Landlord be required to hold such funds in escrow or trust for Tenant. Landlord shall not be obligated to pay interest to Tenant on account of the Monthly Deposits and Security Deposit. In the event of a transfer by Landlord of Landlord's interest in the Premises, Landlord or the property manager of Landlord may deliver the remaining balance of any Monthly Deposits and Security Deposit to the transferee of Landlord's interest and Landlord and such property manager shall thereupon be discharged from any further liability to Tenant with respect to such Monthly Deposits and Security Deposit. In the event of a Transfer (as defined in Section 8.16) by Tenant of Tenant's interest in this Lease, Landlord shall be entitled to return the Monthly Deposits and Security Deposit to Tenant's successor in interest and Landlord shall thereupon be discharged from any further liability with respect to the Monthly Deposits and Security Deposit.

4.9           Annual Adjustment. Following the end of each calendar year of the Lease Term, Landlord shall submit to Tenant a statement (with reasonable supporting documentation delivered if requested by Tenant following receipt of the statement) setting forth the exact amount of Taxes and Landlord's Insurance for the previous calendar year ("Statement"). If Landlord determines that the actual amount of Taxes and Landlord's Insurance for the previous calendar year exceeds the Monthly Deposits for such previous calendar year, Tenant shall pay to Landlord, within thirty (30) days after receipt of the Statement, such deficiency in the amount reflected in the Statement. If Landlord determines that the Monthly Deposits exceeded the actual amount of Taxes and Landlord's Insurance for the previous calendar year, the excess amount shall be paid to Tenant. The amounts of Taxes and Landlord's Insurance payable by Tenant for the calendar years in which the Lease Term commences and expires shall be subject to the provisions hereinafter contained in this Lease for proration of such amounts in such years. Prior to the dates on which payment is due for Taxes and Landlord's Insurance, Landlord shall make payment of Taxes and Landlord's Insurance. The obligations of the parties under this Section shall survive the termination or expiration of this Lease.

V.
TAXES.

5.1           Covenant to Pay Taxes. Tenant covenants and agrees to pay, as part of the Monthly Deposits, Taxes, as hereinafter defined, which accrue during or are attributable to the Lease Term. "Taxes" shall mean all taxes, assessments or other impositions, general or special, ordinary or extraordinary, of every kind or nature, which may be levied, assessed or imposed upon or with respect to the Property, or any part thereof, or upon any building, improvements or personal property at any time situated thereon.

5.2           Proration of Taxes. Taxes shall be prorated between Landlord and Tenant for the year in which the Lease Term commences and for the year in which the Lease Term expires as of, respectively, the Commencement Date of the Lease Term and the date of expiration of the Lease Term, except as hereinafter provided. Additionally, for the year in which the Lease Term expires, Tenant shall be liable without proration for the full amount of Taxes relating to any improvements, fixtures, equipment or personal property which Tenant is required to remove or in fact removes as of the expiration of the Lease Term. Proration of Taxes shall be made on the basis of actual Taxes. Taxes for the years in which the Lease Term commences and expires shall be paid and deposited with Landlord through Monthly Deposits as hereinabove provided.

5.3           Special Assessments. If any Taxes are payable in installments over a period of years, Tenant shall be responsible only for installments for periods during the Lease Term with proration, as above provided, of any installment payable prior to the Commencement Date or after the expiration date of the Lease Term.

5.4           New Taxes. Tenant's obligation to pay Taxes shall include any Taxes of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Property, if such tax shall be based upon or arise out of the ownership, use or operation of the Property or the rents received therefrom, other than income taxes or estate taxes of Landlord. For the purposes of computing Tenant's liability for such new type of tax or assessment, the Property shall be deemed the only property of Landlord.

5.5           Right to Contest Taxes. Landlord shall have the sole right to contest any Taxes. Landlord shall credit Tenant with any abatement, reduction or recovery of any Taxes attributable to the Lease Term less all costs and expenses incurred by Landlord, including attorney's fees, in connection with such abatement, reduction or recovery.

VI.
INSURANCE.

6.1           Property Insurance. Landlord covenants and agrees to maintain property insurance ("Property Insurance") for the Property, including but not limited to, the shell and core of the Building, in such amounts, from such company, with such deductible and on such terms and conditions as Landlord deems commercially reasonable. Further, in its sole and absolute discretion, Landlord may obtain extended insurance coverage for Machinery & Equipment Breakdown and Loss of Rents to the benefit of the Landlord. Extended insurance coverage for Machinery & Equipment Breakdown is specific to the equipment as it relates to the operation of the Building and is not intended coverage for the machinery or equipment of the Tenant. Property Insurance obtained by Landlord need not name Tenant as an additional insured or loss payee, but at Landlord's directive may name any Mortgagee (as herein defined) as an additional insured and/or loss payee as their interests may appear. Tenant covenants and agrees to pay the cost of the Property Insurance obtained by Landlord for the Property and the cost of any deductible under such Property Insurance to the extent a claim is made by Landlord under such Property Insurance. Landlord shall use commercially reasonable efforts to consult with Tenant in connection with the terms and conditions of the Liability Insurance contemplated hereby.

6.2           General Liability Insurance. Landlord covenants and agrees to maintain a Commercial General Liability Policy ("Liability Insurance") covering the Property in such amounts, from such company, with such deductible and on such terms and conditions as Landlord deems commercially reasonable. Liability Insurance obtained by Landlord need not name Tenant as an additional insured or loss payee, but at Landlord's directive may name any Mortgagee as an additional insured as their interests may appear. Tenant covenants and agrees to pay the cost of the Liability Insurance obtained by the Landlord and the cost of any deductible under Liability Insurance to the extent a claim is made by Landlord under such Liability Insurance. Landlord shall use commercially reasonable efforts to consult with Tenant in connection with the terms and conditions of the Liability Insurance contemplated hereby.

6.3           Tenant's Property Insurance. Tenant covenants and agrees to obtain and maintain throughout the Lease Term, Property Insurance. Such insurance coverage must be as broad as ISO Causes of Loss – Special Form Coverage and Equipment Breakdown Protection Coverage against risks of direct physical loss or damage (commonly known as "all risk") for the full replacement cost of Tenant's personal property located at the Premises, with a deductible amount not to exceed $25,000.00. Coverage should also be extended to include Business Income and Extra Expense to the benefit of Tenant. Landlord and its property manager assume and have no responsibility to determine adequate Property values for Tenant. Concurrently with the execution and delivery of this Lease by Tenant, Tenant shall deliver evidence of said insurance to Landlord via a certificate of insurance.

6.4           Waiver. Landlord and Tenant waive all rights of recovery against the other and its respective officers, partners, members, agents, representatives, and employees for loss or damage to its real and personal property kept in the Building which is capable of being insured against under ISO Causes of Loss - Special Form Coverage and Equipment Breakdown Protection Coverage and to the extent of damages and coverage under worker's compensation and employers liability insurance required under this Lease, or for loss of business revenue or extra expense arising out of or related to the use and occupancy of the Premises. Each party shall, upon obtaining the property damage insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and obtain an appropriate waiver of subrogation provision in the policies. Notwithstanding anything in this Lease to the contrary, Tenant agrees Landlord is not liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause to the Leased Premises, to Tenant's property kept or stored in the Premises, whether by reason of the negligence or default of Landlord, other occupants, any other person, or otherwise, and the keeping or storing of all property of Tenant in the Premises or the Property is at the sole risk of Tenant.

6.5           Tenant's General Liability Insurance. Tenant covenants and agrees to maintain throughout the Lease Term, a Commercial General Liability Insurance policy. Coverage must include protection against bodily injury, property damage, personal injury, fire legal liability, and medical payment coverage issued by a licensed insurance company meeting an AM Best qualification of A/X. Coverage shall be written on an occurrence basis. The limit of liability shall be no less than $3,000,000 per occurrence, $3,000,000 in the aggregate. Concurrently with the execution and delivery of this Lease by Tenant, Tenant shall deliver evidence of said insurance to Landlord via a certificate of insurance. Such limit may be derived either by a Combined Single Limit (CSL) on the General Liability policy, or a $2,000,000 (Two Million) General Liability CSL supported by a $1,000,000 (One Million) or greater Umbrella Policy.

The above General Liability policy shall:

(a)           Name the Landlord and its property manager as additional insureds as regards this location.

(b)           Be endorsed to be Primary and Non-Contributory to any other similar insurance of said additional insureds.

(c)           Be endorsed to include a Waiver of Subrogation in favor of additional insureds.

(d)           Provide at least thirty (30) days prior written notice be given to additional insureds of any cancellation, non-renewal or material change as respects the coverages required by this Lease.

(e)           Not contain any deductible, retention or self-insured provisions, unless otherwise approved in writing by the Landlord.

(f)           Provide that the General Liability aggregate limits apply per location.

The limits of insurance required in this Lease do not limit or restrict the limit of liability of Tenant hereunder. Prior to the occupancy of the Premises and prior to the expiration of the then-current policy, Tenant shall cause to be delivered to the Landlord certificates of insurance evidencing that the insurance required under this Lease are so in effect. Tenant covenants and agrees to obtain other insurance, coverages and endorsements customarily maintained by similar companies as Tenant as so requested from time to time by Landlord.

6.6           Commercial Automobile Insurance. Tenant agrees to acquire and maintain Commercial Automobile Insurance as is required by law. The Commercial Auto Insurance shall represent that coverage for Tenant's auto to include "Any Auto" or "All Owned Auto" including "Hired and Non-Owned Auto." Limits of coverage shall be $2,000,000 (Two Million) for Liability. Such limit may be derived either by a Combined Single Limit (CSL) on the Auto policy, or a $1,000,000 (One Million) Auto CSL supported by a $1,000,000 (One Million) or greater Umbrella Policy. Concurrently with the execution and delivery of this Lease by Tenant, Tenant shall deliver evidence of said insurance to Landlord via certificate of insurance.

6.7           Worker's Compensation. Tenant covenants and agrees to maintain Worker's Compensation Insurance coverage as required by statutory law and Employer's Liability coverage with limits of no less than $500,000 (Five Hundred Thousand) per occurrence. Such policy shall afford a waiver of subrogation on behalf of the Landlord and its property manager. Concurrently with the execution and delivery of this Lease by Tenant, Tenant shall deliver evidence of said insurance to Landlord via certificate of insurance.

6.8           Cooperation. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including execution and delivery of any proof of loss or other action required to such recovery.

6.9           Plate Glass. Tenant acknowledges that Landlord is not obligated to maintain any insurance or extended coverage insurance with respect to damage to any plate glass or other glass located in the Premises. Tenant shall be entitled to obtain any such insurance for plate glass or other glass located in the Premises; provided, however, that Tenant shall be obligated to replace any damaged or broken or plate glass or other glass located in the Premises, whether or not Tenant has obtained such insurance coverage.

VII.
OPERATING, MAINTENANCE AND REPAIR EXPENSES.

7.1           Utility Charges. From and after the Delivery Date, Tenant covenants and agrees to pay all charges for gas, electricity, light, heat, power, telephone, telecommunication, internet, or other data transmission or utility services used, rendered or supplied to or for the Premises. From and after the Delivery Date, Tenant will be responsible for contacting the utility companies and transferring all utilities for the Premises to its name, and thereafter Tenant shall contract directly with the utility companies for all utility services for the Premises.

7.2           Tenant's Maintenance Obligation. Tenant, at its sole cost and expense, shall maintain, repair, replace and keep the Premises and all improvements, fixtures and personal property thereon in good, safe and sanitary condition, order and repair and in accordance with all applicable laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction. Tenant shall perform or contract for and promptly pay for trash and garbage disposal, janitorial and cleaning services, security systems and services, interior window washing services, interior painting, repair and replacement of all interior and exterior doors (including, without limitation, all loading dock doors, dock levelers and related dock systems and areas), repair, maintenance and replacement of damaged or broken interior and exterior glass, windows, plate glass and other breakable materials, and replacement of interior light bulbs, light fixtures and ballasts in or serving the Premises. Tenant shall not dispose of light bulbs, ballasts or any fixtures or equipment containing Hazardous Substances (as herein defined) in any trash dumpster, rather Tenant shall dispose of all such materials in accordance with Applicable Laws (as herein defined) and in accordance with the requirements of this Lease. Tenant shall operate, maintain, repair and replace the pipes, lines and other equipment and facilities for water, sewage and other utility services serving the Premises from the point exclusively serving the Premises, even if outside of the Premises. All costs of maintenance and repairs by Tenant shall be considered Additional Rent hereunder. All maintenance and repairs to be performed by Tenant shall be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Premises or the Property. Tenant shall contract and keep in force with a licensed service company approved by Landlord a service contract for the quarterly maintenance of the heating, ventilating and air conditioning equipment. Following written request from Landlord, a copy of the service contract shall be furnished to Landlord no earlier than ten (10) days after the Commencement Date and a copy of any subsequent contract(s) shall be furnished from time to time during the Lease Term. If Tenant fails to provide copies of such contracts to Landlord or fails to maintain such contracts, then Landlord may cause such maintenance to be performed at Tenant's cost plus an administrative fee equal to 10% of the cost thereof.

7.3           Structural Maintenance Obligation. Tenant, at its sole cost and expense, shall maintain and repair the roof, exterior walls and structural elements of the Building and the Improvements, including any replacements required thereto; provided, however, in the event the roof requires replacement as reasonably determined by both of the parties hereto, Landlord shall replace the roof at its sole cost and expense.

7.5           Exterior Maintenance. Tenant, at its sole cost and expense, shall maintain and repair all exterior portions of the Premises, including without limitation, the Parking Area and all sidewalks and yard areas, and shall keep such areas in a neat and clean condition and shall keep the Parking Area in good condition and repair, properly and regularly seal coated, cracks filled, pot holes repaired and striping as necessary, and shall provide snow removal as reasonably required. Landlord shall not be liable for and Tenant hereby releases and covenants not to bring any action against Landlord for any loss, damage or theft to or from any motor vehicle or other property of Tenant or Tenant's Agents which occurs in or about the Parking Area. Tenant, at its sole cost and expense, and Tenant's subject to receipt of all required Gateway Park and governmental approvals and permits, shall be permitted to fence a portion of the loading court and Parking Area.

VIII.
ADDITIONAL COVENANTS.

8.1           Use by Tenant. Tenant covenants and agrees in good faith to use the Premises within the commercially reasonable scope of the use or uses set forth as Permitted Uses by Tenant in the Summary, except with the prior written consent of Landlord who shall exercise reasonable good faith discretion in considering Tenant’s requests for additional commercially reasonable uses. Such consent shall not be unreasonably withheld. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, and shall comply with all of Landlord's security requirements.

8.2           Compliance with Laws. Tenant covenants and agrees that nothing shall be done or kept on the Premises in violation of any law, ordinance, order, rule or regulation of any governmental authority having jurisdiction and that the Premises shall be used, kept and maintained in compliance with any such law, ordinance, order, rule or regulation and with the certificate of occupancy issued for the Building and the Premises. Tenant shall provide written notice to Landlord within three (3) days after Tenant receives any notice of a violation or other requirement to comply with any such law, ordinance, rule or regulation with respect to the Premises or Tenant's operation at the Premises, together with a copy of such notice of such violation or non-compliance.

8.3           Compliance with Insurance Requirements. Tenant covenants and agrees that nothing shall be done or kept on the Premises which might impair or increase the cost of insurance maintained with respect to the Premises or the Property, which might increase the insured risks or which might result in cancellation of any such insurance.

8.4           No Impairment of Value. Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Property which might impair the value of the Premises or the Property, or which would constitute waste.

8.5           No Overloading. Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Building and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Premises which might impair the structural soundness of the Building, which might result in an overload of electrical lines serving the Building or which might interfere with electric or electronic equipment in the Building or on any adjacent or nearby property. In the event of violations hereof, Tenant covenants and agrees to immediately remedy the violation at Tenant's expense and in compliance with all requirements of governmental authorities and insurance underwriters.

8.6           No Nuisance. Tenant covenants and agrees that no noxious or offensive activity shall be carried on upon the Premises or the Property nor shall anything be done or kept on the Premises or the Property which may be or become a public or private nuisance or which may cause embarrassment, disturbance, or annoyance to others in the Building or on adjacent or nearby property.

8.7           No Annoying Lights, Sounds or Odors. Tenant covenants and agrees to perform business operations in a commercially reasonable manner so that lights emitted from the Premises will not be unreasonably bright or cause unreasonable glare; sound emitted from the Premises will not be unreasonably loud or annoying (it being acknowledged and agreed that refrigeration equipment on Tenant’s trailers located at the Building and the Property is deemed acceptable); and no odor shall be emitted from the Premises which is or might be noxious or offensive to others in the Building or on adjacent or nearby property. Tenant, at its sole cost and expense, shall be responsible for providing and maintaining a mechanical exhaust ventilation system required by and in compliance with all applicable laws, codes, rules, ordinances and regulations necessary for effectively removing cooking odors, smoke, steam, grease, and vapors. Such a ventilation system shall be provided at or above cooking equipment located at the Premises including, but not limited to, ranges, griddles, ovens, deep fat fryers, barbecues and rotisseries. All hoods, ducts, fans and other devices provided to ventilate the cooking areas shall be installed and maintained as required by and in compliance with all applicable laws, codes, rules, ordinances and regulations. In addition, Tenant, at its sole cost and expense, shall be responsible for providing make-up air in all areas where a mechanical exhaust ventilation system is used by Tenant. Such make-up air shall be provided in accordance with all applicable laws, codes, rules, ordinances and regulations. Tenant, upon taking possession of the Premises for completion of the Finish Work (as defined in the Work Letter), shall use its reasonable efforts to seal the Premises so that the fumes do not migrate into adjoining suites and to provide additional ventilation to vent the fumes out of the Premises. Such work shall be performed at Tenant's sole cost and expense. In addition, if Landlord receives any complaints about fumes or odors from other tenants or occupants of the Building, Landlord shall provide notice thereof to Tenant and Tenant, at Tenant's sole cost and expense, shall immediately take such reasonable corrective actions as are necessary to remedy the odor and fume problems and resolve such complaints. Such corrective actions shall include, but not be limited to, adding additional ventilation and filter systems to prevent such odors and fumes from migrating into adjoining suites.

8.8           No Unsightliness. Tenant covenants and agrees that no unsightliness shall be permitted on the Premises or the Property which is visible from any adjacent or nearby property. Without limiting the generality of the foregoing, all unsightly conditions, equipment, objects and conditions shall be kept enclosed within the Premises; no refuse, scrap, debris, garbage, trash, bulk materials or waste shall be kept, stored or allowed to accumulate on the Premises or the Property except as may be enclosed within the Premises; all pipes, wires, poles, antennas and other facilities for utilities or the transmission or reception of audio or visual signals or electricity shall be kept and maintained underground or enclosed within the Premises or appropriately screened from view; and no temporary structure shall be placed or permitted on the Premises or the Property without the prior written consent of Landlord, in its sole and absolute discretion.

8.9           No Animals. Notwithstanding anything to the contrary in the rules and regulations attached hereto, Tenant covenants and agrees that no animals shall be permitted or kept on the Premises or the Property; provided, however, that nothing herein shall be construed as prohibiting qualified service animals that may not be legally excluded from the Premises or Property pursuant to the Americans with Disabilities Act or any similar law, rule or regulation applicable to the Property. In addition, other domesticated dogs (but no other live animals) shall be permitted on the Premises and the Property provided that such dogs are friendly, do not disturb other tenants of or visitors to the Building, and are kept on a leash when outside of the Premises. Tenant shall immediately remove from the Premises and the Property any dog that is not in compliance with the foregoing. Tenant agrees to indemnify and hold Landlord harmless from all claims (including costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, materialmen or invitees or arising from any bodily injury or property damage occurring or alleged to have occurred as a result of any animals kept on the Premises with the consent of Landlord, unless caused by the gross negligence or willful misconduct of Landlord or Landlord’s employees.

8.10           Restriction on Signs and Exterior Lighting. Tenant covenants and agrees that no signs or advertising devices of any nature shall be erected or maintained by Tenant on the Building or the Property, except for signs approved by Landlord in writing, in its reasonable discretion. Tenant may install an exterior sign on the Building provided such sign is in compliance with all applicable laws, covenants and other restrictions affecting the Premises, and Landlord has reasonably approved the size, design and location of such sign.

8.11           Restriction on Changes and Alterations. Tenant covenants and agrees not to improve, change, alter, add to, remove or demolish any improvements on the Premises ("Changes"), without the prior written consent of Landlord which consent shall not be unreasonably withheld, and unless Tenant complies with all conditions which may be imposed by Landlord, in its sole and absolute discretion, in connection with such consent; and unless Tenant pays to Landlord the reasonable costs and expenses of Landlord for architectural, engineering or other consultants which may be reasonably incurred by Landlord in determining whether to approve any such Changes. Landlord's consent to any Changes and the conditions imposed in connection therewith shall be subject to all requirements and restrictions of any Mortgagee. If such consent is given, no such Changes shall be permitted unless (a) Tenant shall have procured and paid for all necessary permits and authorizations from any governmental authorities having jurisdiction; (b) such Changes shall not reduce the value of the Property; (c) such Changes are located wholly within the Premises, shall not adversely affect the structural integrity of the Building or the operation of the HVAC, plumbing, electrical, water, or sewer systems servicing the Building or the Property; (d) such Changes shall not affect or impair existing insurance on the Property; and (e) Tenant, at Tenant's sole cost and expense, shall maintain or cause to be maintained workmen's compensation insurance covering all persons employed in connection with the work and obtains liability insurance covering any loss or damage to persons or property arising in connection with any such Changes and such other insurance or bonds as Landlord may reasonably require. Tenant covenants and agrees that any Changes approved by Landlord shall be completed with due diligence and in a good and workmanlike fashion and in compliance with all conditions imposed by Landlord and all applicable permits, authorizations, laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction and all covenants and other restrictions affecting the Premises, and that the costs and expenses with respect to such Changes shall be paid promptly when due and that the Changes shall be accomplished free of mechanics' and materialmen's liens. Tenant covenants and agrees that all Changes shall become the property of Landlord at the expiration or earlier termination of the Lease Term or, if Landlord so requests, Tenant shall, at or prior to expiration of the Lease Term and at its sole cost and expense, remove such Changes and restore the Premises to their condition prior to such Changes. Notwithstanding the foregoing, promptly following receipt of the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall be permitted to install Wi-Fi throughout the Premises to accommodate its warehouse management system.

8.12           No Mechanic's Liens. Tenant covenants and agrees not to permit or suffer, and to cause to be removed and released, any mechanic's, materialmen's or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Premises by, through or under Tenant. At least twenty (20) days prior to any Changes, Tenant shall provide written notice to Landlord of the date of commencement of any Changes. Landlord shall have the right, at any time and from time to time, to post and maintain on the Premises and Building such notices as Landlord deems necessary to protect the Premises against such liens. Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, provided that Tenant shall give to Landlord such security as may be reasonably requested by Landlord to insure the payment of any amounts claimed, including interest and costs, and to prevent any sale, foreclosure or forfeiture of any interest in the Property on account of any such lien, including, without limitation, bonding, escrow or endorsement of the title insurance policy of Landlord and any Mortgagee. If Tenant so contests, then on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with interest and costs, and shall cause the lien to be released and any judgment satisfied.

8.13           No Other Encumbrances. Tenant covenants and agrees not to obtain any financing secured by Tenant's interest in the Premises and not to encumber the Premises or Landlord's or Tenant's interest therein, without the prior written consent of Landlord, in its sole and absolute discretion, and to keep the Premises free from all liens and encumbrances except liens and encumbrances existing upon the Commencement Date of the Lease Term or liens and encumbrances created by Landlord. Anything herein to the contrary notwithstanding, financing of Tenant's removable trade fixtures, equipment and other personal property shall not be a default under this Section 8.13, and Landlord shall agree to subordinate any interest it may have in such removable trade fixtures, equipment and other personal property to the interest of Tenant’s third party lender pursuant to a subordination agreement reasonably acceptable to Landlord.

8.14           Subordination to Landlord Mortgages. Tenant covenants and agrees that this Lease and Tenant's interest in the Premises shall be junior and subordinate to any mortgage or deed of trust ("Mortgage") now or hereafter encumbering the Property. If Tenant notifies Landlord in writing that it desires any mortgagee or holder of a Mortgage now or hereafter encumbering the Property ("Mortgagee") to covenant not to disturb Tenant and this Lease, Landlord shall make such request to any mortgagee or holder and Tenant shall pay all costs charged by any Mortgagee for such non-disturbance covenant. In the event of a foreclosure of any Mortgage, Tenant shall attorn to the party acquiring title to the Property as the result of such foreclosure. No act or further agreement by Tenant shall be necessary to establish the subordination of this Lease to any such Mortgage, which subordination is self-executing, but Tenant covenants and agrees, upon request of Landlord, to execute such documents as may be necessary or appropriate to confirm and establish this Lease as subordinate to any Mortgage in accordance with the foregoing provisions (including, without limitation, such Mortgagee's form of subordination, non-disturbance and attornment agreement). Alternatively, Tenant covenants and agrees that, at the option of any Mortgagee, Tenant shall execute documents as may be necessary to establish this Lease and Tenant's interest in the Premises as superior to any such Mortgage within ten (10) days after Tenant's receipt thereof. If Tenant fails to execute any documents required to be executed by Tenant under the provisions hereof, Tenant shall be deemed to have agreed to and be bound by the covenants, terms and conditions provided in such documents. If any Mortgagee or purchaser at foreclosure thereof, succeeds to the interest of Landlord in the Land or the Building, such person shall not be (i) liable for any act or omission of Landlord under this Lease; (ii) liable for the performance of Landlord's covenants hereunder which arise prior to such person succeeding to the interest of Landlord hereunder; (iii) bound by the payment of any rent which Tenant may have paid more than one month in advance; (iv) liable for any security deposit which was not delivered to such person; or (v) bound by any modifications to this Lease to which such Mortgagee has not consented in writing.

8.15           No Assignment or Subletting.

(a)           Tenant covenants and agrees not to make or permit a Transfer by Tenant, as hereinafter defined, without Landlord's prior written consent, which consent shall not be unreasonably withheld. A "Transfer" by Tenant shall include an assignment of this Lease, a sublease of all or any part of the Premises or any assignment, sublease, transfer, mortgage, pledge or encumbrance of all or any part of the Premises or of Tenant's interest under this Lease or in the Premises, by operation of law or otherwise, or the use or occupancy of all or any part of the Premises by anyone other than Tenant. The storage of food products of Tenant’s customers in accordance with the Permitted Use shall not be deemed to be a sublease or pledge of the Premises by Tenant. Any such Transfer by Tenant without Landlord's written consent shall be void and shall constitute a Default by Tenant under this Lease. Notwithstanding any Transfer by Tenant, Tenant shall not be relieved of its obligations under this Lease and Tenant shall remain liable, jointly and severally, and as a principal, not as a guarantor or surety, under this Lease, to the same extent as though no Transfer by Tenant had been made, unless specifically provided to the contrary in Landlord's prior written consent. The acceptance of Rent by Landlord from any person other than Tenant shall not be deemed to be a waiver by Landlord of the provisions of this Section or of any other provision of this Lease and any consent by Landlord to a Transfer by Tenant shall not be deemed a consent to any subsequent Transfer by Tenant.

(b)           If Tenant requests Landlord's consent to a Transfer, Tenant shall submit to Landlord in writing the name of the proposed transferee, the effective date of the Transfer, the terms of the proposed Transfer, a copy of the proposed form of sublease or assignment, and such information as to the business, reputation, responsibility, and financial capacity of the transferee as Landlord shall reasonably require to evaluate the request. It shall be reasonable for Landlord to withhold its consent to any Transfer where: (i) in the case of a sublease, the subtenant has not acknowledged that the provisions of this Lease control over any inconsistent provision in the sublease; or (ii) in Landlord's opinion, the proposed transferee does not have the ability to perform its obligations under the assignment or sublease; or (iii) the intended use by the transferee would damage the goodwill or reputation of the Building; or (iv) the intended use is not compatible with other uses of the Building, conflicts with another tenant's right to exclusive use, or is not permitted by applicable law or covenant. The foregoing criteria are not exhaustive, and Landlord may withhold consent to a Transfer on any other reasonable grounds. Tenant shall reimburse Landlord for all of Landlord's costs incurred in connection with any request for consent to a Transfer, including, without limitation, a reasonable sum for attorneys' fees, not to exceed $2,500.00.

(c)           In the case of a proposed Transfer by Tenant, at the request of Landlord, Tenant shall pay over to Landlord 50% of all sums (after deduction of Tenant’s out of pocket costs for tenant allowances, brokerage commissions, attorneys’ fees and advertising costs related to the assignment or subletting) received by Tenant in excess of the Rent payable by Tenant hereunder that is attributable on an equally allocable square foot basis, to the subletting or all or any portion of the Premises so subleased.

(d)           Tenant covenants and agrees to pay to Landlord the amount of $250.00 as an administrative charge to compensate Landlord for processing such request and any other reasonable costs and expenses incurred by Landlord in connection with such request (including, without limitation, reasonable attorneys' fees), whether or not the consent of Landlord is given to the Transfer requested by Tenant. Tenant shall pay such $250.00 administrative charge and an estimated amount of the other costs and expenses, including attorney's fees, as determined by Landlord, which shall be due and payable to Landlord at the time that Tenant submits such request for consent to the Transfer to Landlord; provided, however, that upon request from Tenant, Landlord shall provide Tenant with the estimated amount of such other costs and expenses. When the actual amount of such costs and expenses are known by Landlord, then if such estimated amount paid by Tenant is greater than the actual amount of such costs and expenses, Landlord shall refund any such excess to Tenant. If such estimated amount paid by Tenant is less than the actual amount of such costs and expenses, Tenant shall pay to Landlord, within ten (10) days after demand by Landlord, any such additional actual costs and expenses. The payment of such administrative charge and other costs and expenses by Tenant shall be a condition precedent to the effectiveness of any consent by Landlord to such Transfer.

(e)           Notwithstanding anything to the contrary, Tenant shall not be entitled to make a Transfer to an existing tenant of Landlord or its Related Parties (as herein defined), or any subtenant or assignee thereof, or any person or entity with whom Landlord or its Related Parties negotiated or had contact or to whom Landlord has given, or received therefrom, any written or oral proposal regarding a lease of space in the Building within the six (6) month period preceding Tenant's request for such Transfer. Tenant shall not publicly advertise the rate or other terms upon which Tenant is willing to Transfer the Premises, and all other public advertisements of a Transfer shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. Public advertisement shall include, without limitation, the placement or displays of any signs or lettering on or above the Premises. If at the time of the proposed Transfer there is any vacant or unoccupied space in the Building, Tenant shall not be entitled to Transfer or offer to Transfer the Premises at a rental rate less than the prevailing fair market rental then offered by Landlord, in its sole and absolute discretion, for such other space.

(f)           For the purposes of this Lease, the term "Transfer" shall also include: the transfer or change, whether voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the control or ownership, whether legal or beneficial, in Tenant within a twelve (12) month period; the dissolution, merger, consolidation or other reorganization of Tenant; or the withdrawal, resignation or termination of the majority of the shareholders of Tenant. Notwithstanding anything to the contrary in this Section 8.15, Tenant may, without obtaining Landlord's consent, complete a Transfer to a Permitted Transferee subject to the following conditions: (a) the proposed use of the Premises shall be the same as Tenant's use and Landlord shall not be required, as a result of applicable laws, to make any renovations to the Property or provide special services as a result of such Transfer, and (b) not less than 30 days following the effective date of the Transfer, Tenant provides Landlord with documentation evidencing the Transfer and such other evidence as Landlord may reasonably require to establish that the Transfer complies with the provisions of this Section. "Permitted Transferee" means: (1) any subsidiary or affiliate in which Tenant owns at least a 25% interest; (2) any parent of Tenant; (3) any subsidiary or affiliate in which Tenant's parent owns at least a 25% interest; or (4) any entity into which Tenant may be merged or consolidated or which purchases all or substantially all of the assets or beneficial ownership interests of Tenant; provided that the Permitted Transferee has a net worth at least equal to Tenant's net worth (as defined in accordance with generally accepted accounting principles consistently applied) as of the date of this Lease.

(g)           As a condition to any Transfer by Tenant, Tenant shall acknowledge in writing to Landlord that Tenant shall remain obligated and liable under this Lease, any assignee or other transferee (other than a subtenant) shall expressly assume all the obligations of Tenant under this Lease, and any subtenant shall covenant to Landlord to comply with all obligations of Tenant under this Lease as applied to the portion of the Premises so sublet and to attorn to Landlord, at Landlord's written election, in the event of any termination of this Lease prior to the expiration date of the Lease Term; all of which shall be in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of such Transfer.

8.16           Annual Financial Statements. Tenant covenants and agrees to furnish to Landlord, within one hundred twenty (120) days after the end of each calendar year upon written request thereof from Landlord, copies of annual audited financial statements of Tenant. In addition, no more than 1 time in any calendar year during the Lease Term, Tenant covenants and agrees to furnish to Landlord, within forty-five (45) days after written request thereof from Landlord copies of any unaudited financial statements of Tenant which financial statements shall include a balance sheet as of the end of, and a statement of profit and loss for, the preceding fiscal year of Tenant and, if regularly prepared by Tenant, a statement of sources and use of funds for the preceding fiscal year. Landlord may deliver any such financial statements to any existing or prospective Mortgagee or purchaser of the Property. All information provided by Tenant under this Section shall be treated by Landlord as confidential non-publicly available information, and Landlord shall use reasonable efforts to maintain the confidentiality of such information, but Landlord shall not be prohibited from disclosing such information to its attorneys, accountants, Mortgagees, or proposed lenders on a similarly confidential basis or otherwise as reasonably required in enforcing this Lease. In the event of a sale or refinancing of the Building, Landlord shall use reasonable efforts to maintain the confidentiality of such information, but Landlord shall not be prohibited from disclosing Tenant's audited financials directly to the purchaser or proposed lender on a similarly confidential basis but the accuracy of the information set forth in the unaudited financials may not be relied upon by any such purchaser or proposed lender. Tenant shall not be required to provide financial information pursuant to this Section 8.16 in the event Tenant is a publicly traded company and its financial statements are available to the public.

8.17           Payment of Taxes. Tenant covenants and agrees to pay promptly when due all personal property taxes on personal property of Tenant on the Premises and all federal, state and local income taxes, sales taxes, use taxes, Social Security taxes, unemployment taxes and taxes withheld from wages or salaries paid to Tenant's employees, the nonpayment of which might give rise to a lien on the Premises or Tenant's interest therein, and to furnish, if requested by Landlord, evidence of such payments.

8.18           Estoppel Certificates. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, upon Landlord's written request, a written statement certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Basic Rent has been paid; stating the amount of the Security Deposit held by Landlord; stating the amount of the Monthly Deposits held by Landlord for the then tax and insurance year; stating that there have been no defaults by Landlord or Tenant and no event which with the giving of notice or the passage of time, or both, would constitute such a default (or, if there have been defaults, setting forth the nature thereof); and stating such other matters concerning this Lease as Landlord may reasonably request. Tenant agrees that such statement may be delivered to and relied upon by any existing or prospective Mortgagee or purchaser of the Property. Tenant agrees that a failure to deliver such a statement within ten (10) days after written request from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord or Tenant under this Lease except as may be represented by Landlord; and that any representation by Landlord with respect to Basic Rent, the Security Deposit, the Monthly Deposits and any other permitted matter are true.

8.19           Landlord's Access to Demised Premises. Tenant covenants and agrees that Landlord and the authorized representatives of Landlord shall have the right to enter the Premises at any reasonable time during ordinary business hours (or at any time in the event of an emergency) for the purposes of inspecting, repairing or maintaining the Premises or the Building, performing any alterations or improvements to the Premises or the Building as Landlord may determine from time to time, performing any obligations of Tenant which Tenant has failed to perform hereunder, or for the purposes of showing the Premises to any existing or prospective Mortgagee, purchaser or tenant of the Property or the Premises. Tenant covenants and agrees that Landlord may at any time and from time to time place on the Property or the Premises one or more signs advertising the Property or the Premises for sale or for lease.

8.20           Fixtures, Improvements and Equipment. Tenant covenants and agrees that all fixtures and improvements on the Premises and all equipment relating to the use and operation of the Premises (as distinguished from operations incident to the business of Tenant), including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, whether or not attached to or affixed to the Premises, and whether now or hereafter located upon the Premises, shall be and remain the property of Landlord upon expiration of the Lease Term. Tenant shall have the right to use the furniture, furnishings and equipment (collectively, "FF&E") located in the Premises as of the Delivery Date at no additional charge for the remainder of the Term. The parties shall prepare an inventory list of the FF&E on or before the Delivery Date. The FF&E shall be delivered to Tenant on the Delivery Date in their current "as is" condition, normal wear and tear excepted. In addition to the provisions hereinabove, the following terms and conditions shall govern Tenant's use of the FF&E under the Lease:

A.           Tenant agrees to pay all sales (except sales tax applicable to acquisition of the FF&E), use, excise, and personal property taxes, assessments, and all other governmental charges, fines or penalties whatsoever by whomsoever and whenever payable, on or relating to the FF&E and such other taxes, fees, assessments, and charges levied upon Landlord after the Commencement Date, other than federal or state income assessed upon the FF&E by state or local laws or taxes, fees, assessments and charges which were delinquent prior to the Commencement Date or otherwise delinquent due to the fault of Landlord, and Tenant shall file all returns required therefor.

B.           Title to each item of FF&E shall remain in Landlord at all times. Tenant shall keep the FF&E free from any and all liens and claims, and shall do or permit no act or thing whereby Landlord's title or rights may be encumbered or impaired.

C.           Tenant agrees that Landlord may assign all right, title, and interest of Landlord in and to each item of FF&E and all monies due or to become due to Landlord hereunder.

D.           From and after the Delivery Date through the remaining Lease Term, Tenant shall maintain, service, and keep in good repair each item of FF&E at its own expense. Tenant shall comply with all laws and regulations applicable to said items of FF&E and shall keep them free and clear of any claims, liens or encumbrances. All risks of loss or damage to each item of FF&E shall be borne by Tenant, subject to reimbursement under insurance carried on the Premises. Tenant shall at its own expense keep each item of FF&E insured, at the full value thereof, against all risks of loss or damage and shall likewise insure all FF&E adequately against property damage and public liability in accordance with the provisions of the Lease. All attachments, accessories, and repairs, at any time made to or placed upon the FF&E, or any replacement thereof, shall become part of the FF&E and shall become the property of Landlord. If any item of FF&E is damaged beyond repair, Tenant shall replace such item of FF&E kind for kind, provided such replacements are of the same value and it being agreed that such replacement chattels shall be free and clear of any and all security agreements, security interests, financing statements, chattel mortgages, conditional bills of sale, liens, indebtedness, encumbrances, and title retention agreements of every nature and kind whatsoever.

E.           Landlord, not being the manufacturer of the FF&E nor manufacturer's agent, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO, AMONG OTHER THINGS, FITNESS, QUALITY, DESIGN, CONDITION, CAPACITY, SUITABILITY, MERCHANTABILITY, OR PERFORMANCE OF THE FF&E OR OF THE MATERIAL OR WORKMANSHIP THEREOF, IT BEING AGREED THAT THE FF&E IS PROVIDED "AS IS" AND THAT ALL SUCH RISKS, AS BETWEEN LANDLORD AND TENANT, ARE TO BE BORNE BY TENANT AT ITS SOLE RISK. Landlord shall not be liable to Tenant for any liability, loss, or damage caused or alleged to be caused directly or indirectly by the FF&E, by any inadequacy of, or defect therein, or by any incident in connection therewith. Tenant, accordingly, agrees not to assert any claim whatsoever against Landlord based thereon. Tenant further agrees, regardless of cause, not to assert any claim whatsoever against Landlord for loss of anticipatory profits or consequential damages. No oral agreement, guarantee, promise, condition, representation or warranty shall be binding. Any warranties provided by the manufacturer or entity supplying the FF&E to Landlord, shall be assigned by Landlord to Tenant, if assignable in accordance with their terms. Landlord shall reasonably cooperate with Tenant to enforce any warranties of any manufacturer or supplier.

F.           Tenant shall keep the FF&E at the Premises and the FF&E shall be used in the conduct of Tenant's business solely. Tenant shall cause the FF&E to be operated by competent and qualified employees only. Tenant shall use the FF&E in a careful and proper manner and shall insure that the FF&E is not subjected to careless or needless rough usage. Tenant shall comply with all national, state and municipal, and other laws, ordinances, and regulations in any way relating to the possession and use of the FF&E.

8.21           Removal of Tenant's Equipment. Tenant covenants and agrees to remove, at or prior to the expiration or earlier termination of the Lease Term, all of Tenant's Equipment, as hereinafter defined. "Tenant's Equipment" shall mean all equipment, apparatus, machinery, signs, furniture, furnishings, wires, cables or other telecommunications, data or utility equipment or facilities, and other personal property used in the operation of the business of Tenant (as distinguished from the use and operation of the Premises). Tenant's Equipment does not include the FF&E. If such removal shall injure or damage the Premises Tenant covenants and agrees, at its sole cost and expense, at or prior to the expiration of the Lease Term, to repair such injury and damage in good and workmanlike fashion and to place the Premises in the same condition as the Premises would have been in if such Tenant's Equipment had not been installed. If Tenant fails to remove any of Tenant's Equipment by the expiration of the Lease Term, Landlord may, at its option, keep and retain any such Tenant's Equipment or dispose of the same and retain any proceeds therefrom, and Landlord shall be entitled to recover from Tenant, any costs or expenses of Landlord in removing the same and in restoring the Premises, in excess of the actual proceeds, if any, received by Landlord from disposition thereof. Tenant releases and discharges Landlord from any and all claims and liabilities of any kind arising out of Landlord's disposition of Tenant's Equipment.

8.22           Tenant Indemnification of Landlord. Tenant covenants and agrees to protect, indemnify, defend and save Landlord and Landlord's managers, employees, agents, beneficiaries, successors, assigns and other affiliated or related parties ("Related Parties") harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys' fees, imposed upon, incurred by or asserted against Landlord or its Related Parties by reason of (a) any accident, injury to or death of any person or loss of or damage to any property occurring on or about the Premises; (b) any act or omission of Tenant or Tenant's agents, officers or employees or any other person entering upon the Premises under express or implied invitation of Tenant (collectively, "Tenant's Agents"); (c) any use which may be made of, or condition existing upon, the Premises; (d) any improvements, fixtures or equipment upon the Premises; (e) any failure on the part of Tenant or Tenant's Agents to perform or comply with any of the provisions, covenants or agreements of Tenant contained in this Lease; (f) any violation of any law, ordinance, order, rule or regulation of governmental authorities having jurisdiction over Tenant or Tenant's Agents; or (g) any repairs, maintenance or Changes to the Premises made by, through or under Tenant. Tenant further covenants and agrees that, in case any action, suit or proceeding is brought against Landlord or its Related Parties by reason of any of the foregoing, Tenant shall, at Tenant's sole cost and expense, defend Landlord and its Related Parties in any such action, suit or proceeding.

8.23           Landlord Indemnification of Tenant. Landlord covenants and agrees to protect, indemnify, defend and save Tenant harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys' fees, imposed upon, incurred by, or asserted against Tenant by a third party (excluding Tenant and Tenant's Related Parties) by reason of (a) Landlord's gross negligence or willful misconduct; or (b) a default by Landlord under this Lease, after the lapse of all applicable notice, grace and cure periods. Tenant waives and releases any claims Tenant may have against Landlord or its Related Parties for loss, damage or injury to person or property sustained by Tenant or Tenant's Agents resulting from any cause whatsoever other than as expressly provided in this Lease. Notwithstanding anything to the contrary, the indemnification of Tenant by Landlord provided in this Section 8.24 shall be subject to all waivers, limitations and restrictions otherwise provided in this Lease. Notwithstanding anything to the contrary, Landlord and its Related Parties shall not be personally liable with respect to any of the terms, covenants and conditions of this Lease, and Tenant shall look solely to the equity of Landlord in the Property in the event of any default or liability of Landlord under this Lease, such exculpation of liability to be absolute and without any exception whatsoever.

8.24           Release upon Transfer by Landlord. In the event of a transfer by Landlord of the Property or of Landlord's interest as Landlord under this Lease, Landlord's successor or assign shall take subject to and be bound by this Lease and in such event, Tenant covenants and agrees that Landlord and its Related Parties shall be released from all obligations of Landlord under this Lease, except obligations which arose and matured prior to such transfer by Landlord; that Tenant shall thereafter look solely to Landlord's successor or assign for satisfaction of the obligations of Landlord under this Lease; and that, upon demand by Landlord or Landlord's successor or assign, Tenant shall attorn to such successor or assign.

8.25           Hazardous Substances.

(a)           Tenant shall, at its sole cost and expense, keep and maintain the Premises in good condition, ordinary wear and tear and damage by fire or other casualty excepted and promptly respond to and clean up any release or threatened release of any Hazardous Substance into the drainage systems, soil, surface water, groundwater, or atmosphere, in a safe manner, in strict accordance with Applicable Law, and as authorized or approved by all federal, state, and/or local agencies having authority to regulate the permitting, handling, and cleanup of Hazardous Substances; provided, however, Tenant's obligations under this sentence shall not include any Hazardous Substances which Tenant proves existed on the Property on the Commencement Date of the Lease Term unless caused by any act or omission of Tenant or Tenant's Agents. Tenant and Tenant's Agents shall not use, store, generate, treat, transport, or dispose of any Hazardous Substance at the Premises without first obtaining Landlord's written approval, which consent shall be in Landlord's sole and absolute discretion. Tenant shall notify Landlord and seek such approval in writing at least thirty (30) days prior to bringing any Hazardous Substance onto the Property. Landlord may withdraw approval of any such Hazardous Substance at any time, for reasonable cause related to the threat of site contamination, or damage or injury to persons, property or resources on or near the Property. Upon withdrawal of such approval, Tenant shall immediately remove the Hazardous Substance from the site. Landlord's failure to approve the use of a Hazardous Substance under this Section shall not limit or affect Tenant's obligations under this Lease, including Tenant's duty to remedy or remove releases or threatened releases; to comply with Applicable Law relating to the use, storage, generation, treatment, transportation, and/or disposal of any such Hazardous Substances; or to indemnify Landlord against any harm or damage caused thereby.

(b)           For any month in which any Hazardous Substances have been used, generated, treated, stored, transported or otherwise been present on or in the Premises pursuant to the provisions of this Section, Tenant shall provide Landlord with a written report listing the Hazardous Substances which were present on the Property; all releases of Hazardous Substances that occurred or were discovered on the Premises; all compliance activities related to such Hazardous Substances, including all contacts with government agencies or private parties of any kind concerning Hazardous Substances; and all manifests, business plans, consent agreements or other documents relating to Hazardous Substances executed or requested during that time period. The report shall include copies of all documents and correspondence related to such activities and written reports of all oral contacts relating thereto. Tenant shall permit Landlord and its Related Parties to enter into and upon the Premises, without notice, at all reasonable times (or at any time in the event of an emergency) for the purpose of inspecting the Premises and all activities thereon, including activities involving Hazardous Substances, or for purposes of maintaining any buildings on the Premises. Such right of entry and inspection shall not constitute managerial or operational control by Landlord over any activities or operations conducted on the Property by Tenant.

(c)           Tenant hereby indemnifies, defends and holds harmless Landlord from and against any suits, actions, legal or administrative proceedings, demands, claims, liabilities, fines, penalties, losses, injuries, damages, expenses or costs, including interest and attorneys' fees, incurred by, claimed or assessed against Landlord or its Related Parties (i) under any laws, rules, regulations including, without limitation, Applicable Laws, (ii) in any way connected with any injury to any person or damage to any property, or (iii) any loss to Landlord or its Related Parties occasioned in any way by Hazardous Substances on the Property and resulting from the acts of Tenant and Tenant's Agents; provided, however, Tenant's obligations under this sentence shall not include any Hazardous Substances which existed on the Property on the Commencement Date of the Lease Term unless caused by any act or omission of Tenant or Tenant's Agents. This indemnity specifically includes the direct obligation of Tenant to perform any remedial or other activities required, ordered, recommended or requested by any agency, government official or third party, or otherwise necessary to avoid or minimize injury or liability to any person, or to prevent the spread of pollution ("Remedial Work"), however it came to be located thereon. Tenant shall perform all Remedial Work in its own name in accordance with Applicable Laws. Without waiving its rights hereunder, Landlord may, at its option, perform the Remedial Work and thereafter seek reimbursement for the costs thereof. Tenant shall permit Landlord access to the Premises to perform any Remedial Work. Whenever Landlord has incurred costs described in this Section, Tenant shall, within ten (10) days of receipt of written notice thereof, reimburse Landlord for all such expenses together with interest from the date of expenditure at the rate provided in Section 12.9 hereof.

(d)           Without limiting its obligations under any other Section of this Lease, Tenant shall be solely and completely responsible for responding to and complying with any administrative notice, order, request or demand, or any third party claim or demand relating to potential or actual contamination on the Property and resulting from the acts of Tenant and Tenant's Agents. The responsibility conferred under this Section includes but is not limited to responding to such orders on behalf of Landlord and defending against any assertion of Landlord's financial responsibility or individual duty to perform under such orders. Tenant assumes all liabilities or responsibilities which are assessed against Landlord in any action described under this Section. Tenant hereby waives, releases and discharges forever Landlord from all present and future claims, demands, suits, legal and administrative proceedings and from all liability for damages, losses, costs, liabilities, fees and expenses, present and future, arising out of or in any way connected with Landlord's use, maintenance, ownership or operation of the Property, any condition of environmental contamination of the Property, or the existence of Hazardous Substances in any state on the Property, however they came to be placed there.

(e)           Landlord consents to Tenant's use of ordinary office, warehouse and janitorial products in customary quantities within the Premises, in accordance with Applicable Laws and the terms and conditions of this Lease.

(f)           "Hazardous Substance(s)" shall mean any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under any of the Applicable Laws (as hereinafter defined); oil and petroleum products, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; pesticides regulated under any of the Applicable Laws; asbestos and asbestos containing materials, PCBs and other substances regulated under any of the Applicable Laws; raw materials, building components and the product of any manufacturing or other activities on the Property; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communications Standard, 29 C.F.R. § 19.10.1200 et seq.; radon; industrial process and pollution control wastes, whether or not defined as hazardous within the meaning of any Applicable Law; and any substance which at any time shall be listed as "hazardous" or "toxic" or regulated under any of the Applicable Laws.

(g)           "Applicable Law(s)" shall include, but shall not be limited to, all federal, state, and local statutes, ordinances, regulations and rules regulating the environmental quality, health, safety, contamination and cleanup including, without limitation, the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Water Quality Act of 1987, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. § 136 et seq.; the Marine Protection, Research and Sanctuaries Act, as amended, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, as amended, 42 U.S.C. § 4321 et seq.; the Noise Control Act, as amended, 42 U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 609 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. § 300(f) et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Atomic Energy Act, as amended, 42 U.S.C. § 2011 et seq.; the Nuclear Waste Policy Act of 1982, as amended, 42 U.S.C. § 10101 et seq.; and state superlien and environmental cleanup statutes, with implementing regulations and guidelines. Applicable Laws shall also include all federal, state, regional, county, municipal, agency, judicial and other local laws, statutes, ordinances, regulations, rules and rulings, whether currently in existence or hereinafter enacted or promulgated, that govern or relate to: (i) the existence, cleanup and/or remedy of contamination of property; (ii) the protection of the environment from spilled, deposited or otherwise emplaced contamination; (iii) the control of Hazardous Substances; or (iv) the use, generation, discharge, transportation, treatment, removal or recovery of Hazardous Substances.

IX.
DAMAGE OR DESTRUCTION.

9.1           Tenant's Notice of Damage. If any portion of the Premises shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord ("Tenant's Notice of Damage") and cause the insurance company to commit to make all proceeds of the insurance available to Landlord as the primary insured or loss payee.

9.2           Substantial Damage. Upon receipt of Tenant's Notice of Damage, Landlord shall promptly proceed to determine the nature and extent of the damage or destruction and to estimate the time necessary to repair or restore the Premises. As soon as reasonably possible, Landlord shall give written notice to Tenant stating Landlord's estimate of the time necessary to repair or restore the Premises ("Landlord's Notice of Repair Time"). If Landlord reasonably estimates that repair or restoration of the Premises cannot be completed within one hundred eighty (180) days from the time of Tenant's Notice of Damage, Landlord and Tenant shall each have the option to terminate this Lease. If, however, the damage or destruction was caused by the act or omission of Tenant or Tenant's Agents, Landlord shall have the option to terminate this Lease if Landlord reasonably estimates that the repair or restoration cannot reasonably be completed within one hundred eighty (180) days from the time of Tenant's Notice of Damage, but Tenant shall not have the option to terminate this Lease. Any option granted hereunder shall be exercised by written notice to the other party given within ten (10) days after Landlord's Notice of Repair Time. If either Landlord or Tenant exercises its option to terminate this Lease, the Lease Term shall expire ten (10) days after written notice by either Landlord or Tenant exercising such party's option to terminate this Lease. Following termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of Tenant's Notice of Damage less the reasonable value of any use or occupation of the Premises by Tenant subsequent to the time of Tenant's Notice of Damage.

9.3           Building Damage. If the Building shall be damaged or destroyed by fire or other casualty to the extent of thirty-three and one-third percent (33⅓%) or more of the replacement value of the Building, Landlord may elect not to reconstruct or rebuild such Building. Upon written notice to Tenant given within twenty (20) days after Landlord's Notice of Repair Time, this Lease shall terminate and Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent paid by Tenant for the period after such damage less the reasonable value of any use or occupation of the Premises by Tenant during such period.

9.4           Damage During Final Two Years. Notwithstanding anything to the contrary set forth herein, if the Premises or the Building shall be damaged during the last two (2) years of the Lease Term to the extent of twenty percent (20%) or more of the then cost of replacement, Landlord may elect, within sixty (60) days after the occurrence of such event, either to repair or rebuild the Premises, to the extent Landlord is obligated to repair the Premises or the Building pursuant to this Lease, or to terminate this Lease, which termination shall be effective upon giving notice of termination to Tenant in writing within sixty (60) days after the happening of the event causing the damage. If Landlord fails to timely give such notice of termination, this Lease shall, except as may be otherwise herein provided, remain in full force and effect, and Landlord shall proceed to commence repair or rebuilding in accordance with this Lease.

9.5           Repair and Abatement. If repair and restoration of the Premises can be completed within the period specified in Section 9.2, in Landlord's reasonable estimation, or if neither Landlord nor Tenant terminate this Lease as provided in Sections 9.2 or 9.3, then this Lease shall continue in full force and effect and Landlord shall proceed forthwith to cause the Premises (including any improvements constructed by Landlord but excluding any alterations, improvements, Changes, fixtures and personal property constructed or owned by Tenant) to be repaired and restored with reasonable diligence and there shall be abatement of Basic Rent and Additional Rent proportionate to the extent of the space and period of time that Tenant is unable to use and enjoy the Premises.

9.6           Insurance Proceeds. The proceeds of any Property Insurance maintained on the Premises, other than property insurance maintained by Tenant on fixtures and personal property of Tenant, shall be paid to and become the property of Landlord, subject to any obligation of Landlord to cause the Premises to be repaired and restored and further subject to any rights under any Mortgage encumbering the Property to such proceeds. Landlord's obligation to repair and restore the Premises provided in this Section 9 is limited to the repair and restoration that can be accomplished with the proceeds of any Property Insurance maintained on the Premises. The amount of any such insurance proceeds is subject to any right of any Mortgagee to apply such proceeds to its secured debt under its Mortgage.

X.
CONDEMNATION.

10.1           Taking. A "Taking" shall mean the taking of all or any portion of the Premises or the Building as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Premises or the Building under the threat of condemnation. A "Substantial Taking" shall mean a Taking of twenty-five percent (25%) or more of the Premises. An "Insubstantial Taking" shall mean a Taking which does not constitute a Substantial Taking.

10.2           Substantial Taking. If there is a Substantial Taking with respect to the Premises, the Lease Term shall expire on the date of vesting of title pursuant to such Taking. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease.

10.3           Insubstantial Taking. In the event of an Insubstantial Taking with respect to the Premises, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Premises (but excluding any alterations, improvements, Changes, fixtures and personal property constructed or owned by Tenant), less such Taking, to be restored as near as may be to the original condition thereof and there shall be abatement of Basic Rent and Additional Rent proportionate to the extent of the space so taken.

10.4           Award. The total award, compensation, damages or consideration received or receivable as a result of a Taking ("Award") shall be paid to and be the property of Landlord, including, without limitation, any part of the Award made as compensation for diminution of the value of this leasehold or the fee of the Premises. Tenant hereby assigns to Landlord, all of Tenant's right, title and interest in and to any such Award. Tenant covenants and agrees to execute, immediately upon demand by Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award. Notwithstanding Landlord's right to the entire Award, Tenant shall be entitled to a separate award, if any, for the loss of Tenant's personal property, the loss of Tenant's business and profits, and Tenant's moving expenses.

XI.
DEFAULTS BY TENANT.

11.1           Defaults. In the event that any of the following events shall occur, Tenant shall be deemed to be in default of Tenant's obligations under this Lease (each of the following shall be referred to as a "Default by Tenant").

11.2           Failure to Pay. A Default by Tenant shall exist if Tenant fails to pay Basic Rent, Additional Rent, Monthly Deposits or any other amounts payable by Tenant when such amount is due under the terms of this Lease (provided, however, that Tenant shall have a right to cure such Default by Tenant not later than three (3) days after receipt of written notice of such non-payment by Landlord but Tenant is not entitled to such notice and cure period more than one (1) time during any calendar year nor more than two (2) times during the Lease Term hereof).

11.3           Violation of Lease Terms. A Default by Tenant shall exist if Tenant breaches or fails to comply with any non-monetary agreement, term, covenant or condition in this Lease applicable to Tenant, and Tenant does not cure such breach or failure within twenty (20) days after written notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such 20-day period, if Tenant shall not in good faith commence to cure such breach or failure to comply within such 20-day period or shall not diligently proceed therewith to completion within sixty (60) days following such notice. Landlord shall not be required to give written notice of a non-monetary Default by Tenant more than three (3) times in any twelve month period during the Lease Term, and thereafter Tenant's failure to perform any non-monetary agreement, term, covenant, or condition as and when required to be performed by Tenant under the terms of this Lease shall be a Default by Tenant without notice or demand.

11.4           Transfer of Interest Without Consent. A Default by Tenant shall exist if Tenant's interest under this Lease or in the Premises shall be transferred to or pass to or devolve upon any other party without Landlord's prior written consent.

11.5           Execution and Attachment. A Default by Tenant shall exist if Tenant's interest under this Lease or in the Premises shall be taken upon execution or by other process of law directed against Tenant, or shall be subject to any attachment at the instance of any creditor or claimant against Tenant and said attachment shall not be discharged or disposed of within fifteen (15) days after the levy thereof.

11.6           Bankruptcy. A Default by Tenant shall exist if Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant or a receiver or trustee shall be appointed for the Premises or for all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment.

XII.
LANDLORD'S REMEDIES.

12.1           Remedies. Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord's election, then or any time thereafter, to exercise any one or more of the following remedies.

12.2           Cure. In the event of a Default by Tenant, Landlord may, at Landlord's option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Default by Tenant in such manner and to such extent as Landlord may deem necessary or desirable. Landlord may do so without additional demand on, or written notice to, Tenant and without giving Tenant an opportunity to cure such Default by Tenant beyond any applicable notice and cure period otherwise set forth in this Lease. Tenant covenants and agrees to pay to Landlord, within ten (10) days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action including, without limitation, (a) a charge in the amount of fifteen percent (15%) of such advances, costs and expenses payable to Landlord to compensate for the administrative overhead attributable to such action, (b) reasonable attorneys' fees, and (c) interest as hereinafter provided from the date of payment of any such advances, costs and expenses by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceeding and paying, purchasing, contesting or compromising any claim, right, encumbrance, charge or lien, with respect to the Premises which Landlord, in its sole and absolute discretion, may deem necessary or desirable to protect its interest in the Premises and under this Lease. In the event that the Lease Term has expired or Tenant is no longer occupying the Premises, Landlord shall be entitled to take such actions as provided under this Section 12.2 without Landlord being required to provide the notice to Tenant under Section 11.3.

12.3           Termination and Damages. In the event of a Default by Tenant, Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Premises from Tenant. Tenant shall remain liable to Landlord for damages in an amount equal to the Basic Rent, Additional Rent and other sums which would have been owing by Tenant hereunder for the balance of the Lease Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord's expenses in connection with such recovery of possession or reletting. Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Basic Rent, Additional Rent and other amounts would have been payable if this Lease had not been terminated. Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the excess, if any, of (a) the aggregate of the Basic Rent, Additional Rent and all other sums payable by Tenant hereunder that would have accrued for the balance of the Lease Term, over (b) the aggregate rental value of the Premises for the balance of the Lease Term, both discounted to present worth at the discount rate of the Federal Reserve Bank of San Francisco at the time of such award plus one percent (1%) per annum. Landlord agrees to use commercially reasonable efforts in order to mitigate its damages following any default by Tenant under this Lease; provided, however, nothing shall require Landlord to (i) attempt to re-lease the Premises unless and until Landlord obtains possession of the Premises, or (ii) lease less than all of the Premises or lease the Premises in smaller increments than the entire Demised Premises.

12.4           Repossession and Reletting. In the event of a Default by Tenant, Landlord may reenter and take possession of the Premises or any part thereof, without demand or notice, and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease shall terminate as specified in said notice. After recovering possession of the Premises, Landlord may, from time to time, but shall not be obligated to, relet the Premises, or any part thereof, for the account of Tenant, for such term or terms and on such conditions and upon such other terms as Landlord, in its sole and absolute discretion, may determine. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish such reletting, and Tenant shall reimburse Landlord upon demand for all costs and expenses, including attorneys' fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord shall in no way be responsible for or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. Notwithstanding Landlord's recovery of possession of the Premises, Tenant shall continue to pay on the dates herein specified, the Basic Rent, Additional Rent and other amounts which would be payable hereunder if such repossession had not occurred. Upon the expiration or earlier termination of this Lease, Landlord shall refund to Tenant any amount, without interest, by which the amounts paid by Tenant, when added to the net amount, if any, recovered by Landlord through any reletting of the Premises, exceeds the amounts payable by Tenant under this Lease. If, in connection with any reletting, the new lease term extends beyond the existing Lease Term, or the Premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith shall be made in determining the net amount recovered from such reletting.

12.5           Intentionally Omitted.

12.6           Suits by Landlord. Actions or suits for the recovery of amounts and damages payable under this Lease as a result of a default by Tenant may be brought by Landlord from time to time, at Landlord's election, and Landlord shall not be required to await the date upon which the Lease Term would have expired to bring any such action or suit.

12.7           Landlord Enforcement Costs. All reasonable costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys' fees whether or not any action is commenced by Landlord, shall be paid by Tenant to Landlord upon demand.

12.8           Administrative Late Charge. Notwithstanding any other remedies for nonpayment of rent, if the monthly payment of Basic Rent and Additional Rent are not received by Landlord on or before the fifth (5th) day of the month for which such rental is due, or if any other payment due Landlord by Tenant is not received by Landlord on or before the fifth (5th) day of the month next following the month in which Tenant was invoiced, an administrative late charge of six percent (6%) of such past due amount shall become due and payable, in addition to such amounts owed under this Lease, to help defray the additional cost to Landlord for processing such late payments. Notwithstanding the foregoing, the administrative late charge of six percent (6%) of such past due amount is hereby waived in the first instance where Landlord gives Tenant written notice of Tenant's failure to pay such amount due and Tenant cures such failure within five (5) days after the date of such written notice from Landlord to Tenant; provided, however, Landlord shall not be obligated to deliver such notice more than one (1) time in any 12-month period during the Term and such late charge shall be due and payable with respect to any future instances of Tenant's failure to make the appropriate payment.

12.9           Interest on Past-Due Payments and Advances. Tenant covenants and agrees to pay Landlord interest on demand at the rate of fifteen percent (15%) per annum, compounded on a monthly basis, on the amount of any Basic Rent, Additional Rent or other charges not paid when due, from the date due and payable (after allowing for any applicable grace period), and on the amount of any payment made by Landlord required to have been made by Tenant under this Lease and on the amount of any costs and expenses, including reasonable attorneys' fees, paid by Landlord in connection with the taking of any action to cure any Default by Tenant, from the date of making any such payment or the advancement of such costs and expenses by Landlord. Notwithstanding the foregoing, the interest of fifteen percent (15%) of such amount of any Basic Rent, Additional Rent or other charges not paid when due is hereby waived in the first instance where Landlord gives Tenant written notice of Tenant's failure to pay such amount due and Tenant cures such failure within five (5) days after the date of such written notice from Landlord to Tenant; provided, however, Landlord shall not be obligated to deliver such notice more than one (1) time in any 12-month period during the Term and such interest charge shall be due and payable with respect to any future instances of Tenant's failure to make the appropriate payment.

12.10          Consequential Damages. Neither Tenant nor Landlord shall be liable to the other for any consequential or punitive damages (except that this provision shall not limit the liability to Landlord for damages arising from Tenant’s failure to timely surrender the Premises as required by the provisions of this Lease).

12.11          Bankruptcy Remedies. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any statute or rule of law governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or rent, under this Lease.

12.12          Remedies Cumulative. Exercise of any of the remedies of Landlord under this Lease shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

XIII.
SURRENDER AND HOLDING OVER.

13.1           Surrender. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant covenants and agrees to surrender possession of the Premises to Landlord broom clean, ordinary wear and tear excepted, with all lighting, doors (including, without limitation, all loading dock doors, dock levelers, and related dock systems and areas) electrical and mechanical systems in good working order and condition, all walls in clean condition and holes or punctures in the walls repaired, and otherwise in the same condition as when Tenant first occupied the Premises and all telecommunications, data, utility or other wires, cables or other equipment or facilities in the Premises or Reserved Area installed by Tenant or for use by Tenant shall be removed by Tenant. Tenant, at Landlord's option, shall transfer the telephone services to Landlord instead of terminating such service account, provided that Landlord bears any costs of such transfer. If, within the last ninety (90) days of the Lease Term, Tenant has vacated the Premises, Landlord shall have the right to decorate, remodel, repair, or otherwise prepare the Premises for reletting and re-occupancy.

13.2           Holding Over. If Tenant shall hold over after the expiration of the Lease Term, without the written agreement of Landlord providing otherwise, Tenant shall be deemed to be a trespasser upon the Premises, without permission from Landlord. If Landlord consents in writing to such holdover, then Tenant shall be deemed to be a tenant from month to month. In either such event, such holdover by Tenant shall be at a rental, payable in advance, equal to one hundred fifty percent (150%) of the Basic Rent payable under this Lease immediately prior to such holdover, and Tenant shall be bound by all of the other terms, covenants and agreements of this Lease. Nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant's failure to vacate the Premises and deliver possession to Landlord as herein provided.

XIV.
MISCELLANEOUS.

14.1           No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy, or a waiver of any such Default by Tenant.

14.2           Survival. The covenants, agreements and obligations of the parties hereto shall continue in force and effect and survive any expiration of the Lease Term or termination of this Lease.

14.3           Covenants Independent. This Lease shall be construed as if the covenants herein between Landlord and Tenant are independent, and not dependent, and Tenant shall not be entitled to any offset against Landlord if Landlord fails to perform its obligations under this Lease.

14.4           Covenants as Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

14.5           Tenant's Remedies. Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease, provided Tenant shall first give written notice thereof to Landlord and shall afford Landlord a reasonable opportunity to cure any such default but in no event less than thirty (30) days following such notice or such longer period reasonably required to cure such default as long as Landlord diligently proceeds therewith. In addition, Tenant shall send written notice of such default by certified or registered mail, postage prepaid, to any Mortgagee of whose address Tenant has been notified in writing, and shall afford such Mortgagee a reasonable opportunity to cure any default on Landlord's behalf but in no event less than thirty (30) days following such notice or such longer period reasonably required to cure such default as long as Mortgagee diligently proceeds therewith. In no event shall Landlord be responsible for any consequential damages incurred by Tenant including, but not limited to, loss of profits or interruption of business as a result of any default by Landlord hereunder. If any suit is brought because of an alleged breach of this Lease, the prevailing party is also entitled to recover from the other party all reasonable attorneys' fees and costs incurred in connection therewith.

14.6           Binding Effect. This Lease shall extend to and be binding upon the heirs, executors, legal representatives, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the Land. If there is more than one party constituting Tenant or liable for the obligations of Tenant under this Lease, such parties shall be jointly and severally liable for the obligations of Tenant under this Lease.

14.7           No Recording. Neither this Lease nor any memorandum or other memorialization of this Lease shall be recorded in the records of any County Clerk and Recorder of the State of Colorado or any other public records without Landlord's prior consent.

14.8           Notices. All billings under this Lease shall be provided by Landlord to Tenant at the address for billings set forth in the Summary by regular mail or personal delivery. All other notices and demands under this Lease shall be in writing, signed by the party giving the same and shall be deemed properly given and received when personally delivered or three (3) business days after mailing through the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to the party to receive the notice at the address set forth for such party in the Summary or at such other address as either party may notify the other of in writing.

14.9           Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

14.10         Captions. The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

14.11         Severability. If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

14.12         Governing Law. This Lease shall be interpreted and enforced according to the laws of the State of Colorado.

14.13        Entire Agreement. This Lease, the Summary, Attachments, Exhibits and Addenda referred to herein, constitute the final and complete expression of the parties' agreements with respect to the Premises and Tenant's occupancy thereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein.

14.14         No Oral Modifications. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid or binding unless in writing and executed by the party to be bound.

14.15         Format. This Lease has been prepared to reflect all additions and deletions negotiated between Landlord and Tenant from the initial form of this Lease submitted by Landlord to Tenant. All provisions and terms that are stricken are deletions and shall not be a part of this Lease; provided, however, a deletion from this Lease shall not be construed to create the opposite intent of the deleted provision. All provisions and terms which are underlined (other than headings, titles and captions) are additions and shall be part of this Lease. Tenant acknowledges that it has had the opportunity to thoroughly review and negotiate this Lease and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease.

14.16         Real Estate Brokers. Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions, charges or claims by any broker or other agent with respect to this Lease or the negotiation thereof, whether or not meritorious, other than the brokers listed as the Brokers on the Summary. Tenant acknowledges Landlord is not liable for any representations by Tenant's Broker (as set forth in Section 13 of the Summary) or by Landlord's Broker regarding the Premises, the Building, the Property or this Lease. Landlord shall pay the commissions owed to Brokers in connection with this Lease pursuant to a separate agreement between Landlord and Brokers.

14.17      Patriot Act Compliance.

(a)           No action, proceeding, investigation, charge, claim, report or notice has been filed, commenced, or threatened against Tenant or any of its Affiliates (as herein defined) alleging any violation of any laws relating to terrorism or money laundering including, without limitation, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) ("Executive Order") and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) ("Patriot Act"). To Tenant's knowledge, neither Tenant nor any of its Affiliates is in violation of taking any action which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report or notice being filed, commenced, or threatened against Tenant or any of its Affiliates alleging any violation of, or failure to comply with, the Executive Order or the Patriot Act. For the purposes of this Section 14.19, the term "Affiliates" shall mean all affiliated and related entities of Tenant, as well as all officers, directors, managers, shareholders, partners, members or other parties having an interest in Tenant or its affiliated or related entities (except that if the company is publicly traded on a nationally recognized stock exchange, then shareholders, partners and lenders with less than a twenty-five percent (25%) ownership interest shall be excluded).

(b)           Neither Tenant nor its Affiliates is a "Prohibited Person," which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order and relating to blocking property and prohibiting transactions with persons who commit, threaten to commit, or support terrorism; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order and the Patriot Act; (iv) a person or entity who commits, threatens, or conspires to commit or supports "terrorism" as defined in the Executive Order; (v) a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed above.

(c)           Neither Tenant nor any of its Affiliates is or will, knowingly (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any terrorism or money laundering law, including the Executive Order and the Patriot Act; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any terrorism or money laundering law, including the Executive Order and the Patriot Act.

(d)           In connection with any changes of direct or indirect ownership of Tenant or any of its Affiliates requiring notice to Landlord or requiring Landlord's consent under Section 8.16, Tenant shall give written notice to Landlord (i) advising Landlord, in reasonable detail, as to the proposed ownership change, and (ii) reaffirming that the representations and warranties set forth in this Section will remain true and correct. Tenant agrees to promptly deliver to Landlord (but in any event within ten (10) days following Landlord's written request) any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant's and any of its Affiliates' compliance with the foregoing terms and conditions.

14.18         Relationship. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

14.19         Authority of Tenant. Each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms.

[Remainder of Page Intentionally Left Blank for Signatures]

IN WITNESS WHEREOF the parties hereto have caused this Lease to be executed effective the day and year first above written.

TENANT:

NEW AGE BEVERAGES CORPORATION, a Washington corporation

By: /s/ Gregory A. Gould
Name: Gregory A. Gould
Title: CFO

LANDLORD:

40TH STREET PARTNERS, LLC, a Colorado limited liability company

By: /s/ Will Gold
Name: Will Gold
Title: Partner

 ADDENDUM

THIS ADDENDUM (“Addendum”) is to that certain lease (the “Lease”) by and between 40TH STREET PARTNERS, LLC, a Colorado limited liability company (“Landlord”), and NEW AGE BEVERAGES CORPORATION, a Washington corporation (“Tenant”), with respect to the Premises in the Building. Terms not otherwise defined herein shall have the respective meaning set forth in the Lease. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Addendum, the terms and provisions of this Addendum shall control.

1.
Renewal Option: Tenant will have the option (the "Renewal Option") to renew and extend the Term of the Lease for one additional term of five (5) years (the "Renewal Term") to commence at the conclusion of the Lease Term as provided in the Addendum. The Renewal Term will be on the same terms, provisions, and conditions contained in the Lease, except that as may be otherwise provided herein, the Premises will be taken in its as-is condition, and the Basic Rent will be modified for the Renewal Term in accordance with the terms and conditions set forth herein. Tenant must give Landlord written notice of its interest in exercising the Renewal Option for the Renewal Term ("Tenant's Renewal Notice") not less than nine (9) months and no earlier than twelve (12) months prior to the expiration of the Lease Term. Failure to notify Landlord within such time period will void the Renewal Option, and the Lease shall terminate at the conclusion of the Lease Term. Provided that Tenant timely delivers to Landlord Tenant's Renewal Notice in accordance with the foregoing, then on or prior to the date that is five (5) months prior to the expiration of the Lease Term, Landlord will notify Tenant of the Basic Rent applicable during the Renewal Term ("Landlord's Notice"), which shall be established at 95% of the then Prevailing Market Rental Rate (as hereafter defined), but in no event less than 3% higher than the then current Basic Rent rate. If Tenant exercises the Renewal Option described herein, Tenant will accept the Premises in its "as is" condition without any remodeling or fix-up work performed or paid for by Landlord. If Landlord fails to deliver the Landlord's Notice in accordance with the provisions above, Tenant shall give Landlord a reminder notice of such failure and Landlord shall have 15 days after receipt of such reminder notice in which to deliver the Landlord's Notice.Tenant has 15 days after having been given Landlord's Notice to exercise the Renewal Option or dispute the rental rate quoted by Landlord by delivering notice of exercise or dispute to Landlord. If Tenant exercises the Renewal Option, the Lease Term will be deemed extended for the Renewal Term on the provisions of the Lease as amended by the terms of Landlord's Notice and the parties will execute an amendment evidencing the Renewal Option. If Tenant disputes Landlord's determination of the Basic Rent rate, Tenant shall give notice of such dispute ("Dispute Notice") within the 15-day period and the Basic Rent rate shall thereafter be determined in accordance with Subparagraph F below. If Tenant fails to timely give Landlord a Dispute Notice, then Tenant shall be deemed to have exercised and accepted the applicable Renewal Term upon the terms as set forth in Landlord's Notice. Unless Landlord timely receives Tenant's Renewal Notice for the Renewal Term in accordance with paragraph, it will be conclusively deemed that Tenant has not exercised the Renewal Option and the Lease will expire in accordance with its terms on the last day of the Lease Term. Unless expressly waived by Landlord, Tenant's right to exercise the Renewal Option is conditioned on: (i) no Default by Tenant existing at the time of exercise or at the time of commencement of the Renewal Term; (ii) there having been no Default by Tenant during the Lease Term; (iii) Tenant not having vacated the Premises or subleased the Premises or assigned its interest under the Lease as of the commencement of the Renewal Term; and (iv) Tenant's financial condition not having materially adversely changed since the Commencement Date. In the event of an assignment of the Lease or a subletting or vacation of the Premises, or if there has been a Default by Tenant, as described above, during the Lease Term, this Renewal Option shall be deemed null and void and of no further force or effect. The Renewal Option granted hereunder will be upon the terms of the Lease, except that the Basic Rent during the Renewal Term will be at the rate as set forth in Landlord's Notice, unless required to be determined in accordance with Subparagraph F below.

Following giving of Tenant's Dispute Notice, Landlord and Tenant shall promptly negotiate to determine a mutually acceptable Basic Rent. If the parties mutually agree upon a new Basic Rent, such agreed rental rate shall be the Basic Rent applicable during the particular Renewal Term. If the parties have not agreed within 30 days after the giving of Tenant's Dispute Notice, then within a 20-day period Landlord and Tenant shall each select, at their own cost, within the foregoing 20-day period, a Qualified Broker and together such brokers will then select a third Qualified Broker who shall act as an arbitrator ("Arbitrator"). Such cost of the Arbitrator shall be split equally between Landlord and Tenant. Within 10 days after designation of the Arbitrator, Landlord and Tenant each shall give notice of its determination of the Prevailing Market Rental Rate (as hereafter defined) supported by the reasons therefor by delivering copies to each other and the Arbitrator, under an arrangement for simultaneous exchange of such determinations. The Arbitrator will review each party's determination and select the one which most accurately reflects such Arbitrator's determination of the Prevailing Market Rental Rate. Such selection shall be final and binding on both parties and the Basic Rent for the Renewal Term shall be 95% of such determination. The Arbitrator shall have no right to propose a middle ground or any modifications of either party's determination. The Arbitrator's costs incurred in this procedure shall be shared equally by Landlord and Tenant and shall be fixed when the Arbitrator is selected. For purposes of this paragraph, "Prevailing Market Rental Rate" means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept for the rental rate following arms-length negotiations with respect to an Assumed Lease (defined below) under the circumstances then obtaining. "Assumed Lease" means (i) a renewal lease amendment having a commencement date within 6 months of Tenant's Notice for space of approximately the same size, age, condition and utility as the Premises, for a term equal in length to the Renewal Term; (ii) a real estate commission is payable with respect to such extension to the extent a third-party commission with respect to extension is agreed or obligated to be paid by Landlord; and (iii) taking into consideration and making adjustments to reflect allowances, if any, as provided in Landlord's Notice. "Comparable Property" means any then-existing property in the Aurora, Colorado market area occupied for industrial purposes with a building that is of a size, location, quality, age condition, utility and class comparable to, and with a size and efficiency of floor plate, amenities, and with tenants of a stature reasonably comparable with the Building, provided that appropriate adjustments shall be made to adjust for differences in the size, location, age, efficiency of floorplate, and quality any Comparable Property and the Property. "Qualified Broker" means a commercial real estate broker of good reputation who has at least 10 years in commercial leasing in the Aurora, Colorado market area. After exercise of the Renewal Option for the Renewal Term, or Tenant's failure to timely exercise the Renewal Option for the Renewal Term, Tenant shall have no further rights to extend the Term.

IN WITNESS WHEREOF the parties hereto have caused this Addendum to be executed effective the day and year first above written.

TENANT:

NEW AGE BEVERAGES CORPORATION, a Washington corporation

By: /s/ Gregory A. Gould
Name: Gregory A. Gould
Title: CFO

LANDLORD:

40TH STREET PARTNERS, LLC, a Colorado limited liability company

By: /s/ Will Gold
Name: Will Gold
Title: Partner

35